Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152452
PROSPECTUS
$100,000,000
LJ INTERNATIONAL INC.
By this prospectus, we may offer, from time to time —
•	Common stock

•	Warrants
See “Risk Factors” beginning on page 3 for information you should consider before buying our securities.
          Our common stock is listed on the Nasdaq Global Market under the symbol “JADE.” On September 9, 2008, the last reported sale price of our common stock on the Nasdaq Global Market was $1.42 per share.
          We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.
          This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
          The aggregate market value of our outstanding common stock held by non-affiliates is $37,995,638, based on 22,761,172 shares outstanding as of July 31, 2008, of which 18,997,819 shares are held by non-affiliates, and a per share price of $2.00 based on the closing sale price of our common stock on August 13, 2008. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.
This prospectus is dated October 2, 2008

          No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described in this prospectus and any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus or in any prospectus supplement is correct as of any date subsequent to the date of this prospectus supplement or of any prospectus supplement.

-ii-

SUMMARY
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission” or the “SEC”), using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the risk factors, together with the additional information described under the heading “Where You Can Find More Information.”
LJ International Inc.
     LJ International Inc. (“we”, the “Company” or “LJ”) is a vertically integrated company that designs, brands, markets, distributes and retails a complete range of fine jewelry. While we specialize in the colored jewelry segment, we also offer high-end pieces set in yellow gold, white gold, platinum or sterling silver and adorned with colored stones, diamonds, pearls and precious stones. We distribute to fine jewelers, department stores, national jewelry chains and electronic and specialty retailers throughout North America and Western Europe; and we conduct our jewelry retail business through the ENZO brand in the Asia Pacific region, with the primary focus in the PRC market, which we regard as having one of the largest and fastest growing consumer demands for luxury items. Our product lines incorporate all major categories sought by major retailers, including earrings, necklaces, pendants, rings and bracelets.
     We believe that our vertically integrated structure provides significant advantages over our competitors. All profits from value added processes are captured internally, rather than shared with third party manufacturers. This results in very competitive pricing for the retailer and enhanced profits for us. Innovative processes in stone cutting and production further enhance our competitive position.
     We employ an international design team and all of our designs and merchandising strategies are proprietary. The exclusive and innovative concepts that we create offer brand potential. Our primary marketing focus has been in North America where we have sold directly to certain high volume customers that need specialized product development services, and through a marketing relationship with International Jewelry Connection for those customers that need higher levels of service and training.
     We are located at Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong, telephone: 011-852-2764-3622.

The Securities We May Offer
     We may offer up to $100,000,000 of common stock and warrants in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.
     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.
Common Stock
     We may offer shares of our common stock, par value $0.01 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.
Warrants
     We may issue warrants for the purchase of common stock. We may issue warrants independently or together with other securities.
FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated into this prospectus by reference contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the beliefs of the management of LJ as well as assumptions made by and information currently available to the management of LJ. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect the judgment of LJ as of the date of this prospectus and they involve many risks and uncertainties, such as those described below. These factors could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward looking statements.

RISK FACTORS
     Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and investors may lose all or part of their investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference herein.
We depend upon one customer who accounts for at least 10% of our sales. We cannot be certain that these sales will continue; if they do not, our revenues will likely decline.
     Although we sell to a large number of customers in a variety of markets, one of our customers accounts for at least 10% of our sales. For the fiscal years ended December 31, 2006 and 2007, this customer accounted for approximately 8% of our 2006 sales and 10% of our 2007 sales. This customer is a non-affiliated third party and is not a related party of the Company or any of its subsidiaries. Although we have maintained a good and longstanding relationship with this customer, we do not have any long-term contract with it and it orders only on a “purchase order” basis. The loss of this customer or a significant reduction in its orders would have a materially adverse effect on our revenues.
We face significant competition from larger competitors in our wholesale and retail operations.
     The making and distribution of jewelry is a highly competitive industry characterized by the diversity and sophistication of the product. We compete with major domestic and international companies with substantially greater financial, technical and marketing resources and personnel than us. There can be no assurance that other jewelry makers will not similarly develop low-cost, high-volume production capability or an even better process, providing greater competition for us and materially affecting our business prospects.
There are numerous factors relating to the operations of our business that could adversely affect our success and results.
     As a maker and merchandiser of low-cost, high-quality gem-set jewelry, our existing and future operations are and will be influenced by several factors, including:
•	technological developments in the mass production of jewelry;

•	our ability to meet the design and production requirements of our customers efficiently;

•	the market acceptance of our and our customers’ jewelry;

•	increases in expenses associated with continued sales growth;

•	our ability to control costs;

•	our management’s ability to evaluate the public’s taste and new orders to target satisfactory profit margins;

•	our capacity to develop and manage the introduction of new designed products; and

•	our ability to compete.
     Quality control is also essential to our operations since customers demand compliance with design and product specifications and consistency of production. We cannot assure that revenue growth will occur on a quarterly or annual basis.
Our production facilities are located in China. Our results of operations and financial condition may, therefore, be influenced by the economic, political, legal and social conditions in China.
     Since 1978, the Chinese government has been reforming, and is expected to continue to reform, China’s economic and political systems. Such reforms have resulted in significant social progress. Other political, economic and social factors could also lead to further readjustment of the reform measures. This refinement and readjustment process may not always have a positive effect on our operations in China. At times, we may also be adversely affected by changes in policies of the Chinese government such as changes in laws and regulations or their interpretation, the introduction of additional measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad.
Changes to PRC tax laws may adversely affect our financial condition and results of operations in the future.
     The National People’s Congress, the Chinese legislature, on March 16, 2007 passed a new enterprise income tax law, which became effective on January 1, 2008. The new law applies a uniform 25% enterprise income tax rate (“EIT”) to both foreign invested enterprises and domestic enterprises, except that enterprises that were approved to be established prior to March 16, 2007 may continue to enjoy the existing preferential tax treatments until December 31, 2012. Existing companies are required to transition to the new EIT rate over a five-year period starting January 1, 2008.
     Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise”, meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Currently no official interpretation or application of this new “resident enterprise” classification is available, therefore it is unclear how tax authorities will determine tax residency based on the facts of each case.
     If the PRC tax authorities determine that our British Virgin Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that non-China source income would be subject to PRC enterprise income tax at a rate of 25%, in comparison to no taxation in the British Virgin Islands. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income”, we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, if our British Virgin Islands holding company is deemed to be a PRC tax resident enterprise, a 10% withholding tax shall be imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived from our non-PRC shareholders transferring our shares.
Our products are currently made at our production facility located in Shenzhen, China. However, our insurance may not adequately cover any losses due to fire, casualty or theft.
     We have obtained fire, casualty and theft insurance covering several of our stock in trade, goods and merchandise, furniture and equipment and production facility in China. The proceeds of such insurance may not be sufficient to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects. Consistent with the customary practice among enterprises in China and due to the cost in relation to the benefit, we do not carry any business interruption insurance in China.
Sales of our jewelry to retailers are generally stronger during the quarter ending December 31 of each year due to the importance of the holiday selling season.
     The approximately 34% of our wholesale sales during the fiscal year ended December 31, 2007 to our TV shopping channel customers was not seasonal in nature. It has been our management’s experience that the remaining 66% of our total wholesale sales is seasonally sensitive and is greater during the quarter ending December 31 of each year.
The success of our retail store expansion program in China is dependent upon numerous factors over which we have limited control.
     The future success of our ENZO retail stores in China is partially dependent upon general economic conditions in China, competitive developments within the retail jewelry sector in China and consumer attitudes, including changes in consumer preferences for certain jewelry styles and materials. In addition, our retail expansion program is also dependent upon a number of factors relating to our stores, including the availability of property, the location of the mall or shopping centre, the availability of desirable locations within a mall, the terms of leases, our relationship with major landlords, and the design and maintenance of our stores.
We rely on short-term financing from banks for our daily operation.
     We rely on short-term borrowings as part of our financing needs. If we fail to achieve timely rollover, extension or refinancing of our short-term debt, we may be unable to meet our obligations in connection with debt service, accounts payable and/or other liabilities when they become due and payable. In addition, we may be exposed to changes in interest rates. If interest rates increase substantially, our results of operations could be adversely affected.
     Certain of our banking facilities that offer short-term borrowings are collateralized by properties owned by Yu Chuan Yih and by his personal guarantee. If Mr. Yih withdraws the properties or his personal guarantee, the banking facilities may no longer remain available for use by us. In that event, our daily operations may be adversely affected.
We rely geographically on the US market for the majority of our revenue.
     Our wholesale business is our major revenue contributor and accounts for 77% of our total revenue. Geographically, North America is a major market for our wholesale business and contributes 68% of our revenues. Accordingly, the revenue of our wholesale business in the US market accounts for 53% of our total revenue. Any substantial decline of the US economy may adversely affect the spending patterns of the US consumers which could, in turn, adversely affect our revenue and income from the region.
Our holding company structure creates restrictions on the payment of dividends.
     We have no direct business operations, other than the ownership of our subsidiaries, of which we have control over their operation policies including, among others, payment of dividend. While we have no current intention of paying dividends, should we, as a holding company, decide in the future to do so, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries are subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants and minimum net worth requirements in loan agreements, restrictions on the conversion of local currency into US dollars or other hard currency and other regulatory restrictions.
As a “foreign private issuer”, we are not subject to certain rules promulgated by Nasdaq that other Nasdaq-listed issuers are required to comply with.
     Our common shares are currently listed on The Nasdaq Global Market and, for so long as our securities continue to be listed, we will remain subject to the rules and regulations established by Nasdaq applicable to listed companies. As permitted under Nasdaq rules applicable to foreign private issuers, we have determined not to comply with the following Nasdaq rules:
•	our independent directors do not hold regularly scheduled meetings in executive session;

•	the compensation of our executive officers is not determined by an independent committee of the board or by the independent members of the board of directors, and our CEO may be present and participate in the deliberations concerning his compensation;

•	related party transactions are not required to be reviewed or approved by our audit committee or other independent body of the board of directors; and

•	we are not required to solicit shareholder approval of stock plans, including those in which our officers or directors may participate; stock issuances that will result in a change in control; the issuance of our stock in related party transactions or other transactions in which we may issue 20% or more of our outstanding shares; or, below market issuances of 20% or more of our outstanding shares to any person.
We may in the future determine to voluntarily comply with one or more of the foregoing provisions.
It may be difficult to serve us with legal process or enforce judgments against us or our management.
     We are a British Virgin Islands holding company, and substantially all of our assets are located in China and Hong Kong. In addition, all but one of our directors and officers are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of the British Virgin Islands, China or Hong Kong would enforce:
•	judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in the British Virgin Islands, China or Hong Kong, liabilities against us or non-residents based upon the securities laws of the United States or any state.
Some information about us may be unavailable due to exemptions under the Exchange Act for a foreign private issuer.
     We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies, including:
•	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.
Because of these exemptions, investors are not provided with the same information which is generally available about domestic public companies organized in the United States.

Since we are a British Virgin Islands company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.
     Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. British Virgin Islands law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in US jurisdictions. In addition, the circumstances in which a shareholder of a BVI company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the US.
     Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most US jurisdictions. The directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, the sale of any assets, property, part of the business, or securities of the corporation. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.
Legal proceedings related to our historical reporting of financial results and other issues may significantly harm our business.
     Several lawsuits have been filed against us and certain officers and members of the Board of Directors, alleging false representations and material omissions in connection with press releases, SEC filings and other statements that purportedly overstated the Company’s business prospects and financial results. These lawsuits are described more fully in Part I, Item 8 and in Part I, Item 18, Note 12 to our consolidated financial statements contained in this Form 20-F. Defending these lawsuits has and will continue to result in significant expenditures and the diversion of our management’s time and attention from the operation of our business, which could have a negative effect on our business operations. From time to time, we may become involved in other litigation or other proceedings. Matters arising out of or related to the outcome of litigation could possibly harm our future results of operations or financial condition due to expenses we may incur to defend ourselves or the ramifications of an adverse decision.

CAPITALIZATION AND INDEBTEDNESS
     The following table sets forth our capitalization as of July 31, 2008 on an actual basis. All data in the following table is unaudited and in thousands.

Cash and cash equivalents	9,787

Long term indebtedness
Capital lease obligations, non-current portion	135
of which secured and/or guaranteed	135
Notes payable, non-current portion	3,013
of which secured and/or guaranteed	3,013
Total long term indebtedness	3,148
of which secured and/or guaranteed	3,148

Short term indebtedness
Short term borrowings	24,944
of which secured and/or guaranteed	24,944
Capital lease obligations, current portion	84
of which secured and/or guaranteed	84
Total short term indebtedness	25,028
of which secured and/or guaranteed	25,028

Total Indebtedness	28,176
of which secured and/or guaranteed	28,176

Shareholders’ Equity:

Common stock, $.01 par value per share:
100,000,000 shares authorized, 22,761,172 shares issued and outstanding as of July 31, 2008	228

Additional paid-in capital	55,138
Accumulated other comprehensive loss	(311)
Retained earnings	21,189

Total shareholders’ equity	76,244

USE OF PROCEEDS
     Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, working capital requirements and the repayment or reduction of our short-term liabilities. We may also use a portion of the net proceeds to support our growth strategy, which may include the expansion of our ENZO retail jewelry chain, and to fund possible investments in and acquisitions of complementary businesses, industry partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we may invest the net proceeds in money market funds, commercial paper and governmental and non-governmental debt securities.

DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value. The following is a summary of the material provisions of the common stock contained in our Memorandum of Association and Articles of Association. For greater detail about our capital stock, please refer to our Memorandum of Association and Articles of Association.
Common stock
     As of July 31, 2008, there were 22,761,172 shares of common stock issued and outstanding.
     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering, if any, will be fully paid and nonassessable.
British Virgin Islands law and certain provisions of our Memorandum of Association and Articles of Association
     Corporate Powers. We have been registered in the British Virgin Islands since January 30, 1997, under British Virgin Islands International Business Companies number 216796. Clause 4 of our Memorandum of Association states that the objects for which we are established are to engage in any businesses which are not prohibited by law in force in the British Virgin Islands.
     Directors. A director who is materially interested in any transaction with us shall declare the material facts of and nature of his interest at the meeting of the Board of Directors. A director may vote or be counted as the quorum on any resolution of the Board in respect of any transaction in which he is materially interested. With the prior or subsequent approval by a resolution of directors, the directors may fix the emoluments of directors with respect to services to be rendered in any capacity to us. The directors may, by a resolution of directors, exercise all the powers of the Company to borrow money. There is no age limit requirement for retirement or non-retirement of directors. A director shall not require a share qualification.
     Share Rights, Preferences and Restrictions. Our authorized share capital is US$1 million divided into 100 million shares of par value US$0.01 per share. All dividends unclaimed for three years after having been declared may be forfeited by resolution of the directors for our benefit. All shares vote as one class and each whole share has one vote. Directors stand for reelection on an annual basis. Cumulative voting for directors is not authorized. We may redeem any of our own shares for such fair value as we by a resolution of directors determine. All shares have the same rights with regard to dividends and distributions upon our liquidation.
     Changing Share Rights. The rights of each class and series of shares that we are authorized to issue shall be fixed by the resolution of directors. If the authorized capital is divided into different classes, the rights attached to any class may be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and of the holders of not less than three-fourths of the issued shares of any other class which may be affected by such variation.
     Shareholder Meetings. The directors may convene meetings of our members at such times and in such manner and places as the directors consider necessary or desirable. The directors shall convene such a meeting upon the written request of members holding 10 percent or more of our outstanding voting shares. At least seven days’ notice of the meeting shall be given to the members whose names appear on the share register.
     Restrictions on Rights to Own Securities. There are no limitations on the rights to own our securities.
     Change in Control Provisions. There are no provisions of our Memorandum of Association and Articles of Association that would have an effect of delaying, deferring or preventing a change in our control and that would have operate only with respect to a merger, acquisition or corporate restructuring involving us.
     Disclosure of Share Ownership. There are no bylaw provisions governing the ownership threshold above which shareholder ownership must be disclosed.
     Applicable Law. Under the laws of most jurisdictions in the US, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders which are obviously unreasonable may be declared null and void. BVI law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in US jurisdictions.
     While BVI law does permit a shareholder of a BVI company to sue its directors derivatively, that is, in the name of, and for the benefit of, our company and to sue a company and its directors for his benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the US.
     Our directors have the power to take certain actions without shareholder approval, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital, which would require shareholder approval under the laws of most US jurisdictions. In addition, the directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may, among other things, implement a reorganization, certain mergers or consolidations, the sale, transfer, exchange or disposition of any assets, property, part of the business, or securities of the corporation, or any combination, if they determine it is in the best interests of the corporation, its creditors, or its shareholders. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.
     The International Business Companies Act of the British Virgin Islands permits the creation in our Memorandum and Articles of Association of staggered terms of directors, cumulative voting, shareholder approval of corporate matters by written consent, and the issuance of preferred shares. Currently, our Memorandum and Articles of Association only provide for shareholder approval of corporate matters by written consent, but not for staggered terms of directors, cumulative voting or the issuance of preferred shares.
     As in most US jurisdictions, the board of directors of a BVI corporation is charged with the management of the affairs of the corporation. In most US jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, under which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many US jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.
     Under BVI law, liability of a corporate director to the corporation is primarily limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the corporation. However, under our Articles of Association, we are authorized to indemnify any director or officer who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being one of our directors or officers, provided such person acted honestly and in good faith and with a view to our best interests and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Our Articles of Association also enable us to indemnify any director or officer who was successful in such a proceeding against expense and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding.
     The above description of certain differences between BVI and US corporate laws is only a summary and does not purport to be complete or to address every applicable aspect of such laws. However, we believe that all material differences are disclosed above.
     Changes in Capital. Requirements to effect changes in capital are not more stringent than is required by law.

Transfer agent
     The transfer agent for our common stock is Computershare Trust Company. Its address is 350 Indiana Street, Suite 800, Golden, Colorado 80401, and its telephone number is (303) 262-0600.
Listing
     Our common stock is quoted on the Nasdaq Global Market under the trading symbol “JADE.”
DESCRIPTION OF THE WARRANTS
General
     We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with our common stock and may be attached to or separate from any offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent would act solely as our agent in connection with the warrants. The warrant agent would not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement, if any, for that particular series.
Common stock purchase warrants
     The prospectus supplement relating to a particular series of warrants to purchase our common stock will describe the terms of the warrants, including the following:
•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material US federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to exercise the warrants on a “cashless exercise” basis;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional material terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.
     Holders of equity warrants will not be entitled to:
•	vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of LJ International Inc.
PLAN OF DISTRIBUTION
     We may sell the securities from time to time in one or more transactions:
•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; and

•	through a combination of any of these methods of sale.
     We may distribute the securities from time to time in one or more transactions:
•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.
     We will describe the method of distribution of each series of securities in the applicable prospectus supplement.
     We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.
     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.
     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.
     In connection with the offering of certain offered securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities of our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.
     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.
LEGAL MATTERS
     The validity of the securities offered by this prospectus will be passed upon by Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111. Andrew N. Bernstein, the sole shareholder of Andrew N. Bernstein, P.C., serves as one of our directors.
EXPERTS
     Our audited consolidated financial statements appearing in our Annual Report on Form 20-F for the fiscal years ended December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference in this prospectus in reliance upon the report of Gruber & Company, LLC, Lake Saint Louis, Missouri, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual reports on Form 20-F and current reports on Form 6-K and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports and other information filed by us at the public reference room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports and other information filed with the Commission are available to the public over the Internet at the Commission’s website at www.sec.gov. Our Internet address is www.ljintl.com. The information on our website is not incorporated by reference into this prospectus.
     We are subject to the informational requirements of the Exchange Act as they apply to a foreign private issuer and are required to file reports and other information with the Commission. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and annual reports to shareholders, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act, and we are exempt from the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information.
     We have filed a registration statement on Form F-3 with the SEC that covers the common stock and warrants offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the securities being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.
     The Commission allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in our company. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:
•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, SEC File No. 0-29620.

•	Each of our Reports on Form 6-K filed with the Commission dated July 1, 2008; July 1, 2008; July 23, 2008; and August 18, 2008.

•	Our proxy statement for our annual meeting of shareholders which was held on March 14, 2008.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on February 20, 1998 pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.
You may request a copy of these filings, at no cost, by telephoning us at 011-852-2764-3622 or by writing us at the following address:
LJ International Inc.
Unit #12, 12/F, Block A
Focal Industrial Centre
21 Man Lok Street
Hung Hom, Kowloon, Hong Kong
Attention: Corporate Secretary
Telephone: 011-852-2764-3622
Facsimile: 011-852-2764-3783
EXPENSES OF THE ISSUE
     The following table sets forth the aggregate expenses to be paid by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$3,930
Legal fees and expenses	$50,000
Accounting fees and expenses	$10,000
Filing and printing expenses	$5,000
Miscellaneous	$6,070

Total	$75,000